EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and
Chief Financial Officer
973-305-4003

Valley National Bancorp

Completes Merger and Posts 1st Quarter Results

WAYNE, NJ –April 20, 2005 — Valley National Bancorp (NYSE:VLY) today reported net income of $0.37 per diluted share or $38.3 million for the first quarter ended March 31, 2005, compared to $0.37 per diluted share or $38.4 million for the first quarter of 2004. All share data reflects the 5 percent stock dividend that was declared at the annual shareholders’ meeting on April 6, 2005. Earnings per share before the 5 percent stock dividend were $0.39 for the first quarter of 2005 and 2004.

Gerald H. Lipkin, Valley’s Chairman, President and CEO stated, “We are pleased with Valley’s results as we continue to absorb the costs associated with the external challenges and pressures arising from net interest margin compression resulting from a flattening yield curve, loan and deposit pricing pressures, and the overall costs and time devoted to government regulation. Earnings remained flat partly as a result of a decline in the net interest margin, branch opening expenses and an increased regulatory burden with a cost of approximately $5 million per year above levels experienced prior to the enactment of the US Patriot Act and Sarbanes-Oxley.

“Despite these challenges, our business expansion efforts targeting middle market businesses enabled total commercial lending to grow by approximately 14 percent from the first quarter of 2004, without including the loans acquired from Shrewsbury on March 31, 2005. For the quarter, total loans increased $111 million or 6.4 percent annualized. We have in the last few weeks begun to see higher automobile loan volume, from the typically slow first quarter. In addition, commercial lines of credit in New York are very seasonal and are expected to increase during the second quarter. These lines usually decline beginning in November and typically increase after the first quarter. Deposits increased 4.1 percent between March 31, 2005 and the same quarter in 2004. This includes growth in savings accounts of 9.3 percent and demand deposits of 5.4 percent.

“The previously announced acquisition of Shrewsbury closed on March 31, 2005. We are very pleased to bring the Shrewsbury customers, staff and shareholders into the Valley organization. We have met with many of the borrowing customers and are excited about the opportunity to expand these relationships and add additional customers in Monmouth County, a new market for Valley. Since the closing, we have had a favorable response to our deposit products in that market. Deposits in Shrewsbury have exceeded our expectations growing over 4 percent in total dollars and almost 8 percent

Valley National Bancorp (NYSE: VLY)

2005 1st Quarter Earnings

April 20, 2005

in number of accounts since April 1st. We anticipate similar results in our various lending operations as we incorporate Valley’s higher lending limits and broader products and services.

“The acquisition of Shrewsbury also provides us with an opportunity to accelerate the expansion of our footprint into Middlesex County via de novo branches. Our branch strategy today continues to exceed expectations in deposit growth and we anticipate opening eight to ten new branches during 2005. Of the branches opened within the last two years, the average branch deposits approximated $32 million with a cost of funds lower than current wholesale funding costs.”

For the quarter ended March 31, 2005, Valley achieved an annualized return on average shareholders’ equity (ROE) of 21.39 percent, an annualized return on average assets (ROA) of 1.42 percent and an efficiency ratio of 48.8 percent. Valley’s risk-based capital ratios at March 31, 2005 were 11.07 percent for Tier 1 capital, 11.89 percent for total capital and 8.72 percent for Tier 1 leverage. Excluding Valley’s prior ownership of Shrewsbury common stock, almost 87 percent of Shrewsbury shareholders chose to exchange their shares for Valley stock. The high rate of election of Valley stock by Shrewsbury shareholders improved Valley’s capital ratios and book value.

Gross revenues for the first quarter of 2005 increased 8.2 percent over the first quarter of 2004. Net interest income for the first quarter increased to $94.6 million, an increase of $4.4 million or 4.9 percent over the first quarter of 2004. The net interest margin on a tax equivalent basis was 3.80 percent or 10 basis points below the fourth quarter of 2004. This decline was mainly the result of a flattening of the yield curve causing funding costs to increase faster than yields on new and re-pricing term loans and investments. While the overall yield on loans and investments did not increase over the fourth quarter of 2004, deposit and borrowing costs increased 12 basis points causing most of the narrowing of the margin. Deposit costs have been increasing due to competitive pricing pressures and Valley anticipates these increases will continue.

Net charge-offs for the first quarter were $633 thousand compared to $1.7 million for the first quarter of 2004 and $2.8 million for the fourth quarter of 2004. The provision for loan losses was $752 thousand for the first quarter of 2005 compared to $1.8 million for the first quarter of 2004 and $3.2 million for the fourth quarter of 2004. Total non-performing assets, which include non-accrual loans and other real estate owned (“OREO”), totaled $26.0 million, or 0.35 percent of loans and OREO, at March 31, 2005, down from $30.8 million at December 31, 2004, primarily as the result of collection efforts.

Loans past due 90 days or more and still accruing at March 31, 2005 were $1.5 million, or 0.02 percent of $7.3 billion of total loans, compared to $3.5 million at March 31, 2004 and $2.9 million at December 31, 2004. Total loans past due in excess of 30 days were 0.63 percent of all loans at March 31, 2005 compared with 0.90 percent at December 31, 2004.

Non-interest income for the first quarter of 2005 was $19.4 million compared to $23.0 million for the first quarter of 2004. The decrease was mainly due to lower securities gains.

Non-interest expense for the first quarter of 2005 increased $2.6 million or 4.8 percent to $55.6 million from the 2004 first quarter reflecting higher pension, medical, stock option and occupancy expenses.

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Valley National Bancorp (NYSE: VLY)

2005 1st Quarter Earnings

April 20, 2005

Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 146 offices located in 97 communities serving 12 counties throughout northern and central New Jersey and Manhattan. Valley’s web site can be found at http://www.valleynationalbank.com.

* * * * * * * * * * * * * * * * * * * * * * * *

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, among others, the following: unanticipated changes in the direction of interest rates, effective income tax rates, loan prepayment assumptions, levels of loan quality and origination volume, relationships with major customers, as well as the effects of unanticipated economic conditions and legal and regulatory barriers including compliance issues related to AML/BSA compliance and the development of new tax strategies or the disallowance of prior tax strategies, consummation of the acquisition of NorCrown including the receipt of regulatory approval and the ability of Valley to successfully integrate NorCrown without the loss of significant loan and deposit business. Valley assumes no obligation for updating any such forward-looking statement at any time.

# # #

-Tables to Follow-

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Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended March 31,
(Dollars in thousands, except for share data)	2005	2004
FINANCIAL DATA:
Net income	$38,268	$38,432
Net interest income	94,593	90,217
Net interest income - FTE (1)	96,240	91,772

Weighted Average Number of Shares Outstanding: (2)
Diluted	104,338,065	104,104,219

Per share data: (2)
Basic earnings	$0.37	$0.37
Diluted earnings	0.37	0.37
Cash dividends declared	0.21	0.20
Book value	7.57	6.53
Closing stock price - high	27.82	27.43
Closing stock price - low	25.20	25.73

FINANCIAL RATIOS:
Net interest margin - FTE (1)	3.80%	4.02%
Annualized return on average assets	1.42	1.57
Annualized return on average equity	21.39	23.22
Efficiency ratio (3)	48.83	46.88

AVERAGE BALANCE SHEET ITEMS:
Assets	$10,758,412	$9,771,051
Interest earning assets	10,132,346	9,137,528
Loans	6,986,730	6,230,219
Interest bearing liabilities	8,232,380	7,354,329
Deposits	7,509,960	7,219,232
Shareholders’ equity	715,519	662,187

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)	Share data (except for closing stock prices) reflects the 5 percent stock dividend declared on April 6, 2005, to be issued May 20, 2005 to shareholders of record on May 6, 2005.

(3)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	As of March 31,
(Dollars in thousands)	2005	2004
BALANCE SHEET ITEMS:
Assets	$11,407,946	$10,139,088
Loans	7,321,025	6,278,900
Deposits	7,892,723	7,255,399
Shareholders’ equity	820,869	676,697
CAPITAL RATIOS:
Tier 1 leverage ratio	8.72%	8.48%
Risk-based capital - Tier 1	11.07	11.17
Risk-based capital - Total Capital	11.89	12.05
ALLOWANCE FOR LOAN LOSSES:
Beginning of period	$65,699	$64,650
Provision for loan losses	752	1,848
Charge-offs	1,378	3,479
Recoveries	745	1,777
Allowance for loan losses - Shrewsbury	3,211	0
End of period	$69,029	$64,796
ASSET QUALITY:
Non-accrual loans	$24,915	$20,724
Other real estate owned (OREO)	1,036	601
Total non-performing assets	25,951	21,325
Loans past due 90 days or more and still accruing	1,537	3,529
ASSET QUALITY RATIOS:
Non-performing assets to total loans plus other real estate owned (OREO)	0.35%	0.34%
Allowance for loan losses to loans	0.94	1.03
Net charge-offs to average loans	0.04	0.11

SHAREHOLDER RELATIONS

Requests for copies of reports providing more detailed financial statements and analysis, as well as all other inquiries regarding Shareholder Relations should be directed to Dianne Grenz, Senior Vice President, Director of Shareholder & Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

Consolidated Statements of Financial Condition

($ in thousands, except for share data)

	March 31,
	2005	2004
Assets
Cash and due from banks	$208,710	$202,938
Federal funds sold	12,600	0
Securities:
Available for sale	1,998,298	1,891,506
Held to maturity	1,261,202	1,287,239
Trading account	2,435	2,446

Total securities	3,261,935	3,181,191

Loans held for sale	490	6,457
Loans	7,320,535	6,272,443
Less: Allowance for loan losses	(69,029)	(64,796)

Loans, net	7,251,506	6,207,647

Premises and equipment, net	166,306	131,007
Due from customers on acceptances outstanding	10,977	12,244
Accrued interest receivable	52,590	43,911
Intangible assets	126,217	50,688
Bank owned life insurance	177,296	165,982
Other assets	139,319	137,023

Total assets	$11,407,946	$10,139,088

Liabilities

Deposits:
Non-interest bearing	$1,882,101	$1,684,616
Interest bearing:
Savings	3,842,754	3,340,679
Time	2,167,868	2,230,104

Total deposits	7,892,723	7,255,399

Federal funds purchased and securities sold under agreements to repurchase	588,746	339,808
Treasury tax and loan account and other short-term borrowings	3,198	8,974
Long-term debt	1,928,788	1,620,320
Bank acceptances outstanding	10,977	12,244
Accrued expenses and other liabilities	162,645	225,646

Total liabilities	10,587,077	9,462,391

Shareholders’ Equity*
Preferred stock, no par value 30,000,000 shares authorized; none issued	0	0
Common stock, no par value, authorized 164,894,580 shares; issued 108,469,434 shares in 2005 and 103,844,630 shares in 2004	36,482	33,303
Surplus	550,617	318,836
Retained earnings	248,361	304,333
Unallocated common stock held by the employee benefit plan	(48)	(213)
Accumulated other comprehensive (loss) gain	(14,543)	24,994

	820,869	681,253
Treasury stock, at cost (0 common shares in 2005 and 190,441 in 2004)	0	(4,556)

Total shareholders’ equity	820,869	676,697

Total liabilities and shareholders’ equity	$11,407,946	$10,139,088

*	Share data reflects the 5 percent stock dividend declared on April 6, 2005, to be issued May 20, 2005 to shareholders of record on May 6, 2005.

VALLEY NATIONAL BANCORP

Consolidated Statements of Income

($ in thousands, except for share data)

	Three Months Ended March 31,
	2005	2004
Interest Income
Interest and fees on loans	$101,194	$87,832
Interest and dividends on investment securities	37,863	35,593
Interest on federal funds sold and other short-term investments	106	90

Total interest income	139,163	123,515

Interest Expense
Interest on deposits:
Savings deposits	8,634	4,713
Time deposits	12,919	11,403
Interest on other borrowings	23,017	17,182

Total interest expense	44,570	33,298

Net Interest Income	94,593	90,217
Provision for loan losses	752	1,848

Net interest income after provision for loan losses	93,841	88,369

Non-Interest Income
Trust and investment services	2,013	2,232
Insurance premiums	3,290	3,672
Service charges on deposit accounts	4,943	4,827
Gains on securities transactions, net	1,733	3,566
Fees from loan servicing	1,774	2,177
Gains on sales of loans, net	508	817
Bank owned life insurance	1,559	1,578
Other	3,538	4,130

Total non-interest income	19,358	22,999

Non-Interest Expense
Salary expense	24,442	24,106
Employee benefit expense	6,657	5,416
Net occupancy expense	9,835	9,270
Amortization of intangible assets	1,736	2,199
Other	12,976	12,090

Total non-interest expense	55,646	53,081

Income before income taxes	57,553	58,287

Income tax expense	19,285	19,855

Net Income	$38,268	$38,432

Earnings Per Share:*
Basic	$0.37	$0.37
Diluted	$0.37	$0.37
Weighted Average Number of Shares Outstanding:*
Basic	103,844,428	103,529,733
Diluted	104,338,065	104,104,219

*	Share data reflects the 5 percent stock dividend declared on April 6, 2005, to be issued May 20, 2005 to shareholders of record on May 6, 2005.

Valley National Bancorp

      (dollars in thousands)

	End of Period - 03/31/05	End of Period - 12/31/04	End of Period - 09/30/04	End of Period - 06/30/04	End of Period - 03/31/04
	Loan Portfolio	Loan Portfolio	Loan Portfolio	Loan Portfolio	Loan Portfolio
Commercial Loans	$1,310,757	$1,261,854	$1,316,972	$1,205,739	$1,180,310

Construction	435,812	368,120	282,299	254,007	265,993
Residential Mortgage	1,980,833	1,853,708	1,774,827	1,699,035	1,614,999
Commercial Mortgage	1,877,144	1,745,155	1,741,674	1,692,201	1,607,486

Total Mortgage Loans	4,293,789	3,966,983	3,798,800	3,645,243	3,488,478

Home Equity	554,534	517,325	510,790	486,962	477,793
Credit Card	8,745	9,691	9,433	9,636	9,743
Automobile	1,064,150	1,079,050	1,098,375	1,058,238	1,011,844
Other Consumer	89,050	99,412	89,255	101,871	110,731

Total Consumer Loans	1,716,479	1,705,478	1,707,853	1,656,707	1,610,111

Total Loans	$7,321,025	$6,934,315	$6,823,625	$6,507,689	$6,278,899

	Quarter End - 03/31/05			Quarter End - 12/31/04			Quarter End - 09/30/04			Quarter End - 06/30/04			Quarter End - 03/31/04
	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Loans	$6,986,730	$101,235	5.80%	$6,913,293	$100,085	5.79%	$6,644,741	$94,114	5.67%	$6,371,083	$89,002	5.59%	$6,230,219	$87,869	5.64%
Taxable Investments	2,809,959	34,882	4.97%	2,749,399	34,191	4.97%	2,803,510	35,307	5.04%	2,819,716	33,850	4.80%	2,593,634	32,774	5.05%
Non-Taxable Investments	323,590	4,587	5.67%	322,141	4,572	5.68%	325,127	4,576	5.63%	317,298	4,342	5.47%	289,643	4,337	5.99%
Fed Funds and Other Int. Earning Assets	12,067	106	3.51%	18,545	96	2.07%	16,989	76	1.79%	13,882	34	0.98%	24,032	90	1.50%

Total Int. Earning Assets	10,132,346	140,810	5.56%	10,003,378	138,944	5.56%	9,790,367	134,073	5.48%	9,521,979	127,228	5.34%	9,137,528	125,070	5.48%
Other Assets	626,066			640,628			611,625			620,343			633,523
Total Average Assets	$10,758,412			$10,644,006			$10,401,992			$10,142,322			$9,771,051

Liabilities and Shareholders’ Equity
Savings	$3,658,713	$8,634	0.94%	$3,569,992	$7,354	0.82%	$3,491,498	$5,886	0.67%	$3,446,731	$5,162	0.60%	$3,299,834	$4,713	0.57%
Time Deposits	2,093,702	12,919	2.47%	2,157,664	12,570	2.33%	2,160,260	11,821	2.19%	2,167,642	11,038	2.04%	2,242,311	11,403	2.03%
S/T Borrowings	590,699	3,350	2.27%	508,105	2,235	1.76%	484,850	1,603	1.32%	372,815	921	0.99%	236,586	499	0.84%
Long-term Debt	1,889,266	19,667	4.16%	1,859,993	19,200	4.13%	1,802,459	18,350	4.07%	1,695,362	17,169	4.05%	1,575,598	16,683	4.24%

Interest Bearing Liabilities	8,232,380	44,570	2.17%	8,095,754	41,359	2.04%	7,939,067	37,660	1.90%	7,682,550	34,290	1.79%	7,354,329	33,298	1.81%
Non-Interest Bearing Deposits	1,757,545			1,801,238			1,762,175			1,715,696			1,677,087
Other Liabilities	52,968			44,795			34,581			62,689			77,448
Shareholders’ Equity	715,519			702,219			666,169			681,387			662,187
Total Average Liabilities and Shareholders' Equity	$10,758,412			$10,644,006			$10,401,992			$10,142,322			$9,771,051

Net Interest Income and Margin - tax equivalent basis		$96,240	3.80%		$97,585	3.90%		$96,413	3.94%		$92,938	3.90%		$91,772	4.02%

Notes:

Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

Loans are stated net of unearned income and include non-accrual loans.